Exhibit 10.1

LOAN AGREEMENT

This LOAN AGREEMENT is executed by and between THE ARENA GROUP HOLDINGS, INC., a Delaware corporation (the “Borrower”), and RENEW GROUP PRIVATE LIMITED, a private limited company registered under the laws of Singapore (the “Lender”) on August 7, 2026 (the “Effective Date”).

RECITALS:

A. The Lender, as the assignee of BRF Finance Co., LLC, is the owner and holder of the Original Notes payable by the Borrower to the order of the Lender, which Original Notes evidence certain financial accommodations extended to the Borrower in the aggregate amount of the Existing Loan Balance.

B. The Borrower has requested that the Lender provide certain new financing accommodations to the Borrower to permit the Borrower to refinance the Existing Loan Balance owed by the Borrower to the Lender under the Original Notes and for other corporate purposes.

C. Pursuant to the Borrower’s request, the Lender is willing to extend such new financial accommodations to the Borrower under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1. DEFINITIONS AND EXHIBITS.

1.1 Defined Terms. Capitalized terms used but not otherwise defined in this Agreement will have the meanings set forth on Exhibit A attached to this Agreement.

1.2 Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined herein will have the respective meanings assigned to such terms in the UCC, to the extent the same are used or defined therein.

1.3 Exhibits and Schedules. The following exhibits and schedules are attached to this Agreement and incorporated by reference herein:

Exhibit A	Defined Terms
Exhibit B	Form of Promissory Note
Exhibit C	Closing Agenda
Exhibit D	Form of Compliance Certificate
Disclosure Schedule

1.4 Conventions; Interpretation.

(a) With the exception of EBITDA and EBITAR, which are non-GAAP (defined below) measures, all accounting terms shall be construed, applied and determined in accordance with Generally Acceptable Accounting Principles (“GAAP”). EBITDA and EBITAR will be calculated as outlined in the Agreement using GAAP numbers.

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(b) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word “Borrower” shall be so construed.

(c) Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The term “including” is not limiting, and means “including, without limitation”.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(f) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(g) To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

Section 2. THE LOAN.

2.1 Term Loan. Subject to the terms and conditions of this Agreement, the Lender agrees to extend a term loan to the Borrower in the principal amount of Ninety-Seven Million Six Hundred Ninety-One Thousand and 00/100 Dollars ($97,691,000.00) (the “Loan”). The Loan will be evidenced by a promissory note duly executed by the Borrower and payable to the order of the Lender, which promissory note will be in substantially the form of Exhibit B attached to and made a part of this Agreement (the “Note”). For the purposes of this Agreement, the term “Note” also includes any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Lender and given in substitution therefor.

2.2 Amortization; Maturity. Subject to the Lender’s right to accelerate the maturity of the Note upon the occurrence of an Event of Default (as defined in Section 6 below and as provided in the other Loan Documents), the principal of the Loan will be paid in accordance with the amortization schedule described in Note. The Borrower will repay all Obligations then outstanding with respect to the Loan on August 6, 2029 (the “Maturity Date”), including, without limitation, the principal balance thereof, all unpaid interest accrued thereon and all fees and other amounts due hereunder, subject to acceleration of the maturity of the Note as provided in this Agreement.

2.3 Prepayment. The Borrower may prepay the Note in whole or in part at any time without penalty, provided that the Borrower pays to the Lender, concurrently with such prepayment, all accrued but unpaid interest on the Note through the date of prepayment. The Borrower acknowledges and agrees that the Loan evidenced by the Note is not a revolving credit facility, so any and all amounts so prepaid may not be borrowed or reborrowed, and the Loan will be permanently reduced by the amount so prepaid.

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2.4 Closing Fee. In consideration of the Lender’s agreement to extend the Loan, the Borrower will pay a closing fee to the Lender in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Closing Fee”), which Closing Fee will be paid by the Borrower to the Lender upon closing the Loan on the Closing Date.

2.5 Interest. Except as otherwise provided in Section 2.6, the Loan will accrue interest in arrears at a rate per annum equal to the Applicable Interest Rate from time to time in effect, and interest will be due and payable as provided in the Note.

2.6 Default Interest. After the occurrence of an Event of Default, interest on the outstanding principal balance of the Loan will accrue at a rate of interest equal to four percent (4%) above the Applicable Interest Rate (the “Default Rate”) and will be payable upon the Lender’s demand.

2.7 Late Payment Fee. If the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days after the same is due, including following any demand therefor in connection with acceleration of the same pursuant to Section 6.2, the Borrower shall pay to the Lender a late fee equal to five percent (5%) of the required payment.

2.8 Fees and Expenses. The Borrower will pay or reimburse the Lender, and indemnify and hold the Lender harmless against, all of the following: (a) all reasonable and documented out-of-pocket fees and expenses (including Attorney Costs) incurred by the Lender or for which the Lender becomes obligated in connection with the negotiation, preparation and consummation of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document); (b) all reasonable and documented out-of-pocket fees and expenses (including Attorney Costs) incurred by the Lender or for which the Lender becomes obligated in connection with the enforcement or protection of its rights (x) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (y) in connection with the Loan, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan (including all such costs and expenses incurred in connection with any proceeding under the Bankruptcy Code involving the Borrower or any Guarantor as a debtor thereunder); (c) any and all stamp and other Taxes payable in connection with this Agreement or the other Loan Documents, UCC, federal and state Tax Lien, litigation and judgment searches ordered by the Lender, filing fees and other costs and expenses in connection with the execution and delivery of this Agreement and the other Loan Documents; and (d) all reasonable and documented out-of-pocket fees and expenses (including Attorney Costs) incurred by the Lender in connection with the administration of this Agreement and the other Loan Documents. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Lender pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the Closing Date shall be payable by the Loan Parties to the Lender upon the Lender’s written demand.

2.9 Interest Limitations. If at any time the rate of interest together with all amounts which constitute interest and which are reserved, charged or taken by the Lender as compensation for fees, services or expenses incidental to the making, negotiating, or collection of the Obligations, are deemed by a court of competent jurisdiction, Governmental Authority or tribunal to exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under Applicable Laws, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest that exceeds the maximum rate of interest so permitted will be deemed a voluntary prepayment of principal of the Obligations, to be applied as determined by the Lender in its sole and absolute discretion; provided, however, that if there is a change in any Applicable Laws which results in a higher permissible rate of interest, then this Agreement and the Loan will be governed by such new law as of its effective date.

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2.10 Computations. Except as otherwise set forth herein, all interest and fees shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected.

2.11 Due Date Extensions. If any payment to be made by a Loan Party hereunder becomes due on a day other than a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will be included in computing any interest in respect of such payment.

2.12 Collection of Funds. All payments made by the Borrower hereunder or under any of the other Loan Documents will be made without setoff, counterclaim, or other defense. All payments hereunder or under any of the other Loan Documents (including any payment of principal, interest or fees) to, or for the benefit, of any Person will be made by the Borrower free and clear of, and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority. The final payment due under the Loan must be made by wire transfer or other immediately available funds.

2.13 Application of Funds. All payments received by the Lender on account of the Loan prior to the occurrence of an Event of Default will be applied as follows: first to any costs, expenses and fees set forth in Section 2.8, second to accrued and unpaid interest on the unpaid principal balance of the Loan, and third to reduce the unpaid principal balance of the Loan (in order of maturity). Any payments received after the occurrence of an Event of Default will be applied to the Obligations in such a manner as the Lender shall determine.

2.14 Permitted Loan Purposes. The Borrower acknowledges and agrees that the Loan proceeds may be utilized by the Borrower only for the following purposes: (a) to pay the Existing Loan Balance to the Lender in full; to pay all other Obligations in excess of the Existing Loan Balance which become due and owing, as of the Closing Date, by the Borrower to the Lender under the Original Notes or any other documents or agreements executed in connection with the Original Notes; and to otherwise satisfy all of the Borrower’s liabilities and obligations owed to the Lender under the Original Notes; (b) to pay the fees and expenses incurred by the Lender in connection with the transactions provided for in this Agreement, including without limit, the Closing Fee; and (c) as working capital and for other corporate purposes, unless otherwise agreed upon in writing by the Lender in the Lender’s sole discretion.

Section 3. REPRESENTATIONS AND WARRANTIES.

The Borrower represents, warrants and covenants as follows:

3.1 Organization and Qualification. The Borrower is a corporation duly formed, validly existing and in good standing under the laws of Delaware. The Borrower: (a) has all requisite power and authority to own its property and conduct its business as now conducted and as presently contemplated; (b) is duly qualified and in good standing in each jurisdiction where the nature of its properties or its business (present or proposed) requires such qualification; and (c) as of the Closing Date, has no Subsidiaries or Affiliates except as set forth on the Disclosure Schedule.

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3.2 Authority, Valid Obligations; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, and the transactions and other documents contemplated hereby and thereby, are within the Borrower’s corporate authority and power, as applicable, and have been authorized by all necessary proceedings on the part of the Borrower and its officers and directors, and do not and will not (a) contravene any provision of law, the Borrower’s charter, by-laws or other organizational documents, (b) contravene any provisions of, or constitute a default or Event of Default hereunder or a breach or default under, any other material agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to the Borrower or any of its properties, or (c) result in the creation, other than in favor of the Lender, of any Lien upon any of the properties or assets of the Borrower. The Loan Documents have been (or will be) duly executed and delivered and constitute (or when executed and delivered will constitute) the legal, valid and binding obligations of the Borrower enforceable in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights in general and to the availability of equitable remedies. The execution, delivery and performance of this Agreement and the other Loan Documents, and the transactions and other documents contemplated hereby and thereby, also do not require any approval or consent of, or filing or registration with, any Person or governmental authority, except for (i) the filing of UCC-1 financing statements to perfect the Lender’s security interests in the Collateral and (ii) such other approvals or consents described on the Disclosure Schedule, each of which has been obtained.

3.3 Title to Properties; Absence of Liens. The Borrower, and each Subsidiary of the Borrower, has good and marketable title to all of its properties, assets and rights necessary to permit the Borrower and each Subsidiary of the Borrower to conduct its business as such business was conducted or proposed to be conducted on the date of the Initial Financial Statement (or, in the case of a Subsidiary formed or organized after the date thereof, on the date such Subsidiary is formed or organized), free from all liens, charges and encumbrances whatsoever except for insubstantial and immaterial defects in title and Permitted Liens. As of the Closing Date, all real property owned or leased by the Borrower is described on the Disclosure Schedule.

3.4 Compliance. The Borrower and each Subsidiary of the Borrower: (a) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others; (b) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment and laws relating to ERISA (to the extent applicable) or to employee benefit plans generally); and (c) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its charter, by-laws, limited liability company agreement or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, in each case, except for any such violations, defaults or failures to comply, individually or in the aggregate, which would not have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries has received any notice by any governmental authority or Person with respect to the generation, storage, or disposal or release or threat of release of hazardous substances or hazardous materials or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

3.5 Financial Statements. The Borrower has furnished to the Lender its audited consolidated and consolidating financial statements of the Borrower for the calendar year ended December 31, 2025 ( the “Initial Financial Statement”), which fairly present the financial position of the Borrower and its Subsidiaries in all material respects for such periods as at the close of business on such dates and the results of its operations for the twelve (12) month period then ended. As of the Effective Date hereof, the Borrower and its Subsidiaries have no material Indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Initial Financial Statement. Since the last day of the latest fiscal period covered by the Initial Financial Statements, no event has occurred which could reasonably be expected to have a Material Adverse Effect.

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3.6 Events of Default: Solvency. As of the Effective Date hereof, no Event of Default exists, and the Borrower is not, and will not be, Insolvent.

3.7 Taxes. The Borrower and each of its Subsidiaries has filed all federal and material state and other tax returns required to be filed for all Taxes, and has fully paid all Taxes due from the Borrower or each such Subsidiary, as applicable, except those being contested in good faith through appropriate proceedings and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP. Neither the Borrower nor any of its Subsidiaries has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax. The Borrower and each of its Subsidiaries has established on its books reserves adequate for the payment of all Taxes.

3.8 Labor Relations; Litigation. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice and, as of the Closing Date, except as set forth on the Disclosure Schedule, there is no litigation, proceeding, governmental investigation (administrative or judicial) or labor dispute, pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, which, if decided adversely to the Borrower or such Subsidiary, could have a Material Adverse Effect or materially and adversely affect the ability of the Borrower to perform its obligations under the Loan Documents.

3.9 Contracts with Affiliates, etc. Neither the Borrower nor any of its Subsidiaries is a party to or otherwise bound by any material agreements, instruments or contracts (whether written or oral) with any of its directors, managers, officers, equityholders, employees or Affiliates, or the directors, managers, officers, equityholders or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable to the other Person party to the same and no less favorable to the Borrower or such Subsidiary than would prevail in a transaction between the Borrower or such Subsidiary and a Person unaffiliated with the Borrower or such Subsidiary, except to the extent permitted by Section 5.3(h).

3.10 ERISA. As of the Closing Date, each Plan maintained by the Borrower and its Affiliates is listed on the Disclosure Schedule. The Borrower, such Affiliates and each Plan are in compliance in all material respects with ERISA and the provisions of the Code applicable to the Borrower, such Affiliates or such Plan. Neither the Borrower, any Affiliate of the Borrower nor any Plan has engaged in a “prohibited transaction” (as defined in ERISA and the Code) which would subject such entity or such Plan to a material tax or penalty imposed on a “prohibited transaction”. Neither the Borrower, any Affiliate of the Borrower, nor any Plan has incurred any material “accumulated funding deficiency” (as defined in ERISA). As of the Closing Date, except as described on the Disclosure Schedule, the aggregate current value of all assets of any Plan of the Borrower or Affiliate of the Borrower which is an “employee benefit plan” (as defined in ERISA and the Code) is at least equal to the aggregate current value of all accrued benefits under such Plan calculated in accordance with actuarial assumptions current as of the date of this representation and warranty on an ongoing Plan basis. Neither the Borrower nor any of its Affiliates has incurred any material liability to the Pension Benefit Guaranty Corporation over and above premiums required by law, and neither the Borrower nor any of its Affiliates has terminated any Plan in a manner which could result in the imposition of a lien on the property of such entity.

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3.11 Capitalization. The outstanding equity of the Borrower and each of its Subsidiaries is comprised of capital stock, membership interests, or other equity interests, as applicable, all of which has been duly and validly issued and is fully paid and, with respect to the Borrower and each Subsidiary thereof which is a corporation, is nonassessable. As of the Closing Date, all of the issued and outstanding capital stock, membership interests or similar equity interests of the Borrower and each of its Subsidiaries is owned and held as set forth in the Disclosure Schedule, and except as set forth in the charter or by-laws of the Borrower, or the similar constituent documents of any of its Subsidiaries, or in the Disclosure Schedule, (a) there are no rights to acquire any equity interests in the Borrower or any of its Subsidiaries, (b) there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on the Borrower or any of its Subsidiaries which require or could require the Borrower or any of its Subsidiaries to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests or other securities of the Borrower or any of its Subsidiaries, and (c) there is no outstanding class of equity interests or other securities of the Borrower or any of its Subsidiaries.

3.12 Intellectual Property; Trade Names. As of the Closing Date, all copyrights, trademarks, and service marks and United States, state and foreign registrations thereof and applications therefor in which the Borrower or any of its Subsidiaries has an interest as an owner or licensee are listed on the Disclosure Schedule. As of the Closing Date, all trade names of the Borrower and its Subsidiaries are listed on the Disclosure Schedule.

3.13 Environmental and Regulatory Compliance. The operations of the Borrower and each of its Subsidiaries and each of the real properties owned by the Borrower or its Subsidiaries and, to the Borrower’s knowledge, each of the real properties leased by the Borrower or its Subsidiaries, are presently in compliance in all material respects with, and has in full force and effect, all material permits or approvals required by all applicable building, zoning, antipollution, hazardous substance, hazardous material, oil, environmental, health, safety or other laws, ordinances or regulations, and the Borrower has not received notification that it, its Subsidiaries or any of such properties is in violation of any of the foregoing provisions. No inquiry, notice or threat to give notice by any governmental authority or third party has been received by the Borrower or any of its Subsidiaries with respect to the generation, storage, disposal, release or threat of release of any hazardous substance or hazardous material, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

3.14 Accuracy of Representations; Survival. No representation or warranty made by the Borrower herein or in any other Loan Document contains, or at the time of delivery shall contain, any untrue statement of material fact or omits, or shall omit at the time of delivery, a material fact necessary to make such representation or warranty not misleading. All representations and warranties made herein or in the any other Loan Document shall survive the execution of this Agreement and the other Loan Documents.

Section 4. CONDITIONS OF THE LOAN.

4.1 Conditions to Closing. The obligation of the Lender to make the Loan is subject to the fulfillment to the Lender’s satisfaction of the following conditions precedent (or the waiver thereof by the Lender):

(a) Receipt by the Lender of all of the agreements, documents, instruments and certificates listed or described on the closing agenda attached to this Agreement as Exhibit C (the “Closing Agenda”) each of which will be in form and substance reasonably satisfactory to the Lender, and duly executed and delivered by the parties thereto, along with such additional instruments, certificates and other documents as the Lender reasonably requests.

(b) The representations and warranties contained herein shall be true and accurate in all material respects (or in all respects if already qualified as to materiality) on and as of the Effective Date and the Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case they shall be true and accurate as of such earlier date), the Borrower will have performed and complied with all covenants and conditions required herein to be performed or complied with by it on or prior to the Effective Date or the Closing Date (as applicable), and no Event of Default shall exist and be continuing.

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(c) The Lender’s receipt from the Borrower of payment of all invoiced fees payable to the Lender, including reasonable fees and disbursements of legal counsel for the Lender, and all invoiced reasonable out-of-pocket expenses incurred by the Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents and the Lender’s credit underwriting of and due diligence with respect to the Borrower.

(d) No event or condition shall have occurred which could reasonably be expected to have a Material Adverse Effect.

Section 5. COVENANTS.

During the term of this Agreement and so long as any Obligations remain outstanding:

5.1 Financial Statements and Other Reporting Requirements. The Borrower will furnish to the Lender:

(a) as soon as available to the Borrower, but in any event within one hundred twenty (120) days after each of the Borrower’s fiscal years, the balance sheet of the Borrower as at the end of, and related statements of income, retained earnings and cash flow for, such year prepared in accordance with GAAP (and on a consolidated and consolidating basis) and audited by independent certified public accountants;

(b) within forty-five (45) days after the end of each of the Borrower’s fiscal quarters, the balance sheet of the Borrower as at the end of, and related statements of income for, the portion of the year then ended and for the quarter then ended, prepared by the Borrower’s management on a consolidated and consolidating basis and in accordance with GAAP applied in a manner consistent with the audited financial statements required by Section 5.1(a) above (subject to normal year-end audit adjustments, none of which shall be materially adverse, and the absence of footnotes);

(c) concurrently with each delivery of financial statements pursuant to Section 5.1(a) and Section 5.1(b) above, a compliance certificate from the Borrower’s principal financial officer in substantially the form of Exhibit D attached to and made a part of this Agreement;

(d) if requested by the Lender, as soon as available, but in any event no later than the last Business Day of each of the Borrower’s fiscal years, a copy of the Borrower’s budget and projections for the immediately following fiscal year;

(e) promptly after obtaining knowledge of the existence thereof, notice of (i) the occurrence of any event which constitutes an Event of Default, (ii) the occurrence of any condition or event with respect to the Borrower or any Affiliate of the Borrower which could reasonably be expected to have a Material Adverse Effect, (iii) any litigation or any investigative proceedings of a federal, state or local Governmental Authority commenced or threatened against the Borrower, any Affiliate of the Borrower or any Plan which could reasonably be expected to have a Material Adverse Effect, or the issuance of any judgment, award, decree, order or other determination in or relating to any such litigation or proceedings, (iv) the occurrence of a reportable event (as defined in ERISA) or any communications to, or receipt of communications from, the Pension Benefit Guaranty Corporation, the United States Department of Labor or the IRS by the Borrower or any Affiliate of the Borrower relating to any Plan, along with copies of all such communications, (v) the adoption by the Borrower or any Affiliate of the Borrower of any stock or equity option or executive compensation plan, whether or not subject to ERISA, and any Plan subject to ERISA, or the substantial modification of any such plan, along with the vesting and funding schedules and other principal provisions thereof, and (vi) any communications given or received by the Borrower or any Subsidiary of the Borrower to or from any federal, state or local governmental agency or authority in any way relating to compliance with, any violation or potential violation of, or any potential liability under, any environmental law or regulation (including those relating to pollution control, hazardous materials and hazardous wastes), along with copies of all such communications; and

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(f) from time to time, such other financial data and information about the Borrower, any of the Borrower’s Affiliates or any of the Guarantors as the Lender may reasonably request.

Documents required to be delivered pursuant to the terms hereof that are publicly filed with the Securities and Exchange Commission (or any successor thereto) (the “SEC”) shall be deemed delivered upon filing with the SEC and public availability on EDGAR, and no separate notice or delivery obligation shall apply with respect thereto.

5.2 Financial Covenants. The Borrower will comply with the following financial covenants:

(a) Fixed Charge Coverage Ratio. The Borrower will not permit its Fixed Charge Coverage Ratio to be less than 1.20 to 1.00. The foregoing ratio will be tested quarterly on a trailing twelve-month basis beginning with the fiscal quarter ending on September 30, 2026. For the purposes of this Agreement:

(i) “Fixed Charge Coverage Ratio” means, as of the date of any determination thereof, the ratio of (1) Borrower’s EBITDAR minus unfunded Capital Expenditures to (2) Fixed Charges, all calculated for the twelve-month period ended as of the date of calculation;

(ii) “Capital Expenditures” means, for any period, the aggregate of all expenditures incurred during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, technology, plant and property that should be capitalized under GAAP;

(iii) “Capitalized Lease” means any lease of any property, whether real, personal or mixed, with respect to which the discounted present value of the rental obligations as lessee thereunder, in conformity with GAAP, is required to be capitalized; and

(iv) “Fixed Charges” means the sum of all cash distributions with respect to equity interests, dividends, cash taxes, cash interest expense, liquidated damages, and scheduled principal payments on Indebtedness, all calculated in accordance with GAAP for the period of calculation.

(b) Total Net Leverage Ratio. The Borrower will not permit its Total Net Leverage Ratio to be more than 3.5 to 1.00. The foregoing ratio will be tested quarterly on a trailing twelve-month basis beginning with the fiscal quarter ending on September 30, 2026. For the purposes of this Agreement:

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(i) “Total Net Leverage Ratio” means, as of the date of any determination thereof, the ratio of (1) Total Debt, less cash and cash equivalents, to (2) EBITDA, as adjusted for (a) any extraordinary, unusual, or non-recurring non-cash charges, losses, or expenses, including but not limited to restructuring charges, severance expense, non-recurring regulatory, transition costs, pro forma cost reductions, non-recurring impact of experimentation, general non-recurring expenses, and (b) such adjustments mutually agreed upon by the Borrower and the Lender, such agreement not to be unreasonably withheld, conditioned, or delayed; and

(ii) “Total Debt” means the aggregate amount of all obligations of the Borrower for borrowed money, including (a) short-term and long-term loans, (b) drawn amounts on lines of credit, (c) capitalized lease obligations, and (d) bonds and mortgages, expressly excluding accounts payable, accrued expenses, and deferred tax liabilities, and other current or non-current liabilities incurred in the ordinary course of business.

5.3 Additional Covenants.

(a) Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to: (i) maintain its corporate, limited liability company or other organizational existence, as applicable, except as permitted under Section 5.3(k); (ii) refrain from changing the date on which its fiscal year ends, as exists as of the Effective Date, without the Lendor’s prior approval, in the Lender’s reasonable discretion; (iii) remain or engage in substantially the same business as that in which it is now engaged or proposed to be engaged as of the date hereof (or, in the case of a Subsidiary formed or organized after the Effective Date, as of the date such Subsidiary is formed or organized), or, in each case, any business reasonably related, complementary, incidental, or ancillary thereto or a reasonable extension, development, or extension thereof; (iv) duly observe and comply with all Applicable Laws and all requirements of any Governmental Authorities relative to it, its assets or to the conduct of its business, including laws relating to the environment, pollution control, hazardous materials and hazardous waste (except where the failure to observe and comply with such laws or requirements would not have a Material Adverse Effect or materially and adversely affect the ability of the Borrower and its Subsidiaries, taken as a whole, to perform the Obligations); and (v) maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business as presently conducted or reasonably related thereto.

(b) Maintenance and Insurance. The Borrower will, and shall cause each of its Subsidiaries to: (i) maintain and keep its properties in good repair, working order and condition (normal wear and tear and casualty excepted) so that its business may be properly and advantageously conducted at all times; (ii) comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any material loss or forfeiture thereof or thereunder; and (iii) maintain insurance with such insurance companies, in such amounts (including, without limitation, so-called “all-risk” coverage at replacement value and “broad form” liability coverage), against such hazards and liabilities and for such purposes as is customary in the industry for companies of established reputation engaged in the same or similar businesses and owning or operating similar properties. The Lender shall be named as loss payee and/or additional insured, as appropriate, under the Borrower’s insurance policies and shall be given 30 days’ advance written notice of any cancellation or refusal to renew thereof. If the Borrower fails to provide such insurance, the Lender, in its sole discretion, may provide such insurance and charge the cost (plus applicable interest) to the Borrower, which cost will be due immediately upon the Lender’s demand. Any payment by the Lender for insurance under this Section not recovered from the Borrower within ten (10) Business Days after the Borrower’s receipt of an invoice therefor shall, until reimbursed, bear interest at the Default Rate from such time as the Lender incurs such expense. The Lender shall not, by virtue of the fact of the Lender’s approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur any liability including, without limitation, for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder. Upon request of the Lender from time to time, the Borrower shall furnish to the Lender certificates or other evidence satisfactory to the Lender of compliance with the foregoing insurance provisions. Unless an Event of Default exists, the Lender agrees that any proceeds of property and casualty insurance policies maintained by the Borrower shall be paid to the Borrower.

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(c) Taxes. The Borrower will, and shall cause its Subsidiaries to, pay or cause to be paid all Taxes on or assessed against it or its properties prior to such Taxes becoming delinquent, except for any Taxes which are being contested in good faith through appropriate proceedings and with respect to which adequate reserves, if and to the extent required by GAAP, have been established and are being maintained, provided that no enforcement action to enforce a lien has been commenced against the Borrower or any of its Subsidiaries with respect to any such tax, assessment or charge which is material in amount.

(d) Sale of Notes. The Borrower will not, and will not permit its Subsidiaries to, sell, discount or dispose of any note, instrument, account receivable, or other obligation owing to the Borrower or its Subsidiaries, except to the Lender and except for discounts on accounts receivable granted in the ordinary course of business (such as discounts for prompt payment).

(e) ERISA Compliance. None of the Borrower, any Affiliate of the Borrower, any Plan or any fiduciary thereof shall (i) engage in any “prohibited transaction” or incur, whether or not waived, any “accumulated funding deficiency” (both as defined in ERISA and the Code), (ii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA, or (iii) terminate or withdraw from participation in any Plan in a manner which could result in the imposition of a lien on any property of, or impose a substantial withdrawal liability on, the Borrower or any Affiliate of the Borrower. The Borrower, each Affiliate of the Borrower and each Plan shall comply in all material respects with ERISA, to the extent applicable.

(f) Inspection by the Lender; Books and Records. The Borrower will, and will cause its Subsidiaries to, permit the Lender or its designees, at any reasonable time and from time to time, during normal business hours, upon prior reasonable notice, to visit and inspect the properties of the Borrower and its Subsidiaries, to examine and make copies of the books and records of the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with appropriate officers. The Borrower will, and will cause its Subsidiaries to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP and applicable law. Without in any way limiting the foregoing, the Borrower agrees that the Lender may, from time to time at the Borrower’s expense, conduct field audits of the Borrower and its Subsidiaries at the Lender’s discretion, no more often than annually while an Event of Default is not in existence. During the existence of an Event of Default, the Borrower shall permit the Lender to arrange for verification of accounts receivable of the Borrower directly with account debtors or by other methods, and to conduct field audits of the Borrower and its Subsidiaries at the Lender’s discretion.

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(g) Use of Proceeds. The Borrower will use the proceeds of the Loan only for the purposes stated in Section 2.14 above.

(h) Transactions with Affiliates. The Borrower will not, and will not permit its Subsidiaries to, directly or indirectly, enter into any material agreements, instruments or contracts (whether written or oral) with any of its directors, managers, officers, equityholders, employees or Affiliates, or the directors, managers, officers, equityholders or employees of its Affiliates, except for those entered into in the ordinary course of business on an arm’s length basis upon terms and conditions no more favorable to the other Person party to the same and no less favorable to the Borrower or its Subsidiaries than would prevail in a transaction between the Borrower or its Subsidiaries and a Person unaffiliated with the Borrower or its Subsidiaries, except (i) transactions exclusively among Loan Parties, (b) usual and customary indemnification obligations, and (c) Investments permitted by Section 5.3(j).

(i) No Amendments to Organizational Documents. Absent written consent of the Lender, the Borrower will not at any time cause or permit the charter or by-laws of the Borrower, or the similar constituent documents of any of its Subsidiaries, to be modified, amended or supplemented in any respect that would materially affect the Lender’s rights hereunder and with respect to the Collateral and under the other Loan Documents or affect in any manner the Borrower’s ability to pay the Obligations when due.

(j) Investments. The Borrower will not, and will not permit its Subsidiaries to, make any investments (whether by capital contribution or by loan or other Indebtedness) except for investments in: (i) direct obligations of the United States of America, maturing within one year of their issuance; (ii) time certificates of deposit or repurchase agreements, maturing within one year of their issuance, from banks in the United States having capital, surplus and undivided profits in excess of $1,000,000,000; (iii) short-term commercial paper carrying the highest rating by Moody’s or Standard and Poor’s Rating Services and issued by corporations headquartered in the United States, in currency of the United States; (iv) shares of money-market mutual funds having assets in excess of $100,000,000 and substantially all of the assets of which consist of investments referred to in clauses (i) through (iii), inclusive, above; (v) Subsidiaries, provided that such investments shall not exceed $2,000,000 without the Lender’s prior written approval; and (vi) obligations of the Lender and its Affiliates and/or investments otherwise sponsored by the Lender or its Affiliates.

(k) Merger and Acquisitions; Asset Sales. The Borrower will not, and will not permit its Subsidiaries to: (i) merge with or into, or consolidate, with any other Person; (ii) acquire all or substantially all of the assets or all or substantially all of the capital stock or other securities of any Person; or (iii) sell, transfer, lease or otherwise dispose of all or substantially all of its assets, in each case, in one transaction or in a series of transactions, except that upon thirty (30) days’ prior written notice to the Lender, any Subsidiary of the Borrower may merge into or consolidate with the Borrower or any of its other Subsidiaries, and the Borrower or any of its Subsidiaries may acquire all or substantially all of the assets or capital stock or other securities of a Subsidiary of the Borrower.

(l) Change in Ownership. Except as permitted pursuant to Section 5.3(k) above, the Borrower will continue to own all of the issued and outstanding equity interests of each of its Subsidiaries.

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(m) Limitation of Indebtedness. The Borrower will not, and will not permit its Subsidiaries to, create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except for Permitted Indebtedness.

(n) Restrictions on Liens. The Borrower shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets, real or personal, of the Borrower or its Subsidiaries, or assign or otherwise convey any right to receive income, except for Permitted Liens.

(o) Inconsistent Agreements. No Loan Party shall enter into any agreement containing any provision which would (i) be violated or breached by any borrowing by the Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, as applicable, (ii) prohibit any Loan Party from granting to the Lender a Lien on any of its assets or (iii) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (1) pay dividends or make other distributions to the Loan Parties, or pay any Obligations owed to any Loan Party, (2) make loans or advances to any Loan Party or any other Subsidiary, or (3) transfer any of its assets or properties to any Loan Party or any other Subsidiary, other than (a) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (b) restrictions or conditions imposed by any agreement relating to purchase money Obligations, capital leases and other secured Obligations permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Obligations, and (c) customary provisions in leases and other contracts restricting the assignment thereof.

(p) Fundamental Changes. No Loan Party shall (i) engage in any line of business other than the businesses engaged in as of the Closing Date and businesses reasonably related, complementary, incidental, or ancillary thereto or any reasonable extension, development, or extension thereof or (ii) change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of incorporation/organization or other legal structure

(q) Further Assurances. The Borrower will, and will cause each other Loan Party to, take such actions as are necessary as the Lender may reasonably request from time to time to ensure that the Obligations are secured by a first priority perfected Lien in favor of the Lender on substantially all of the assets of the Borrower and each of the Borrower’s Subsidiaries, in each case as the Lender may determine, including (i) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (ii) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

(r) Post-Closing Agreements.

(i) Security Agreements. Unless delivered at the closing of the transactions provided for in this Agreement, on or before the date that is ten (10) days following the Closing Date (or such later date agreed upon by the Lender), the Borrower will, and will cause each other Loan Party to, deliver a Trademark Security Agreement, a Patent Security Agreement and a Copyright Security Agreement, each in form and substance reasonably acceptable to the Lender.

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(ii) Account Control Agreements. Unless delivered at the closing of the transactions provided for in this Agreement, on or before the date that is ten (10) days following the Closing Date (or such later date agreed upon by the Lender), the Borrower will, and will cause each other Loan Party to, deliver a Control Agreement with respect to each of their deposit accounts, each in form and substance reasonably acceptable to the Lender.

(iii) Future Borrower Subsidiaries. The Borrower will cause each of its Subsidiaries formed or acquired after the Closing Date to become a Guarantor and a Loan Party under the Loan Documents by executing and delivering to the Lender all documents and agreements the Lender reasonably requires, including without limit guaranty, pledge, security and Lien perfection documents and agreements, whereupon such Subsidiary will be a Guarantor and a Loan Party as if such Subsidiary was an original Guarantor and Loan Party.

Section 6. EVENTS OF DEFAULT AND THEIR EFFECT.

6.1 Events of Default. The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an “Event of Default”):

(a) Nonpayment of Obligations. The Borrower fails to pay any amounts payable under this Agreement or any of the other Loan Documents within 5 Business Days after the date when due or upon the Lender’s written demand, as applicable.

(b) Misrepresentation. Any representation, warranty, certificate or statement of any Obligor in this Agreement, any of the other Loan Documents or any other agreement with the Lender shall be false in any material respect when made or deemed to have been made.

(c) Nonperformance. A Loan Party fails to perform, keep or observe any covenants set forth in this Agreement or the Loan Documents and, if such covenant can be cured, has failed to cure such failure within 30 days after the earlier of (i) the date on which such failure shall first become known to Borrower, or (y) the date on which written notice thereof is given to Borrower by Lender; provided that if such failure is reasonably capable of cure but cannot reasonably be cured within such period, such period shall be extended for an additional 30 days so long as Borrower is diligently pursuing a cure.

(d) Bankruptcy, Insolvency, etc. Any Obligor generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Obligor applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Obligor or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Obligor or for a substantial part of the property of any thereof which appointment is not stayed or discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Obligor; or any Obligor takes any affirmative action to authorize, or in furtherance of, any of the foregoing.

(e) Invalidity of Loan Documents. Any provision of any Loan Document ceases to be in full force and effect; the security interests granted by the Borrower or any of the Guarantors under the Loan Documents shall cease to be valid, first priority security interests (subject only to Permitted Liens) or shall fail to be perfected (other than through action or inaction by the Lender); any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.

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6.2 Effects of Events of Default. Upon the occurrence of an Event of Default, the Lender shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, as a secured party under the UCC or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Lender may, at its option upon the occurrence of an Event of Default, declare all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under Section 6.1(d), all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Lender. Each Loan Party hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of the Lender’s rights under the Loan Documents.

6.3 No Waiver Except in Writing. No Event of Default shall be waived by the Lender except in writing. For avoidance of doubt, the phrase “after the occurrence of an Event of Default and during the continuance” and the phrase “after an Event of Default” shall have the same meaning, in that an Event of Default shall continue unless cured or waived by the Lender in writing. No failure or delay on the part of the Lender in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Lender to exercise any remedy available to the Lender in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. Each Loan Party agrees that in the event that any Loan Party fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Lender, no remedy of law will provide adequate relief to the Lender, and further agrees that the Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 7. SET OFF.

The Borrower hereby grants to the Lender a continuing lien, security interest and right of setoff as security for all of the Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender or any Affiliate of the Lender (and their respective successors and assigns) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by the Borrower), the Lender may set off the same or any part thereof and apply the same to any of the Obligations even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.

any and all rights to require the lender to exercise its rights or remedies with respect to any other collateral which secures the obligations, prior to exercising its right of setoff with respect to such deposits, credits or other property of the borrower, are hereby knowingly, voluntarily and irrevocably waived.

Section 8. TAXES.

8.1 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes. If, however, Applicable Law requires any Loan Party or the Lender to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Loan Parties or the Lender, as the case may be. If any Loan Party or the Lender shall be required by any Applicable Laws to withhold or deduct any Taxes from any payment, then (a) the Loan Parties or the Lender, as required by such laws, shall withhold or make such deductions, (b) the Loan Parties or the Lender, to the extent required by such laws, shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such laws, and (c) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Loan Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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8.2 Payment of Other Taxes. Without limiting the provisions of Section 8.1 above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

8.3 Tax Indemnifications. Without limiting the provisions of Section 8.1 or 8.2 above, the Loan Parties shall, and do hereby, indemnify the Lender, and shall make payment in respect thereof within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Lender or paid by the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Loan Parties by the Lender shall be conclusive absent manifest error.

8.4 Evidence of Payments. Upon request by an Authorized Officer of a Loan Party or the Lender, as the case may be, after any payment of Taxes by the Loan Parties or by the Lender to a Governmental Authority as provided in this Section, the Loan Parties shall deliver to the Lender or the Lender shall deliver to an Authorized Officer, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to such Authorized Officer or the Lender, as the case may be.

8.5 Treatment of Certain Refunds. If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

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Section 9. MISCELLANEOUS.

9.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

To the Borrower:	The Arena Group Holdings Inc. 200 Vesey Street, 24th Floor New York, NY 10281 Attention: Legal Department Email: legal@thearenagroup.net

To the Lender:	Renew Group Private Limited 38955 Hills Tech Drive Farmington Hills, MI 48331 Attention: Vikas Patel Email: vpatel@simplifyinventions.com

with a copy to:	Oakland Lawyers Group, PLLC 38955 Hills Tech Drive Farmingon Hills, MI 48331 Attention: Thomas Hallin, Esq. thallin@oaklandlawyersgroup.com or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to legal counsel shall not constitute notice.

9.2 Entire Agreement. This Agreement, together with the Exhibits attached to this Agreement, and together with the other Loan Documents, supersedes all negotiations, representations, warranties, commitments, term sheets, discussions, negotiations, offers or contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof with respect to any matter, directly or indirectly related to the terms of this Agreement and the other Loan Documents. No promises, either expressed or implied, exist between any Loan Party and the Lender, unless contained herein or therein. This Agreement and the other Loan Documents are the result of negotiations among the Lender, the Loan Parties and the other parties thereto, and have been reviewed (or have had the opportunity to be reviewed) by counsel to all such parties, and are the products of all parties. Accordingly, this Agreement and the other Loan Documents shall not be construed more strictly against the Lender merely because of the Lender’s involvement in their preparation.

9.3 Amendments; Waivers. No delay on the part of the Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by the Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.4 Governing Law. This Agreement and the other Loan Documents shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the laws of the State of Michigan applicable to contracts made and to be performed entirely within such state, without regard to conflict of laws principles.

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9.5 Section Headings. Section titles, captions and headings used in this Agreement are for convenience only and are not part of and shall not affect the construction or interpretation of this Agreement.

9.6 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF MICHIGAN; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED WITHIN THE STATE OF MICHIGAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MICHIGAN. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

9.8 Assignability. The Lender may at any time assign the Lender’s rights in this Agreement, the other Loan Documents, the Obligations, or any part thereof and transfer the Lender’s rights in any or all of the Collateral, provided that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment (unless such assignment is to an Affiliate of the Lender), and the Lender thereafter shall be relieved from all liability with respect to such Collateral occurring after such transfer. In addition, the Lender may at any time sell one or more participations in the Loan. This Agreement shall be binding upon the Lender and the Borrower and their respective legal representatives and successors.

9.9 Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.10 Survival of Representations. All covenants, agreements, representations and warranties made by the Loan Parties herein shall, notwithstanding any investigation by the Lender, be deemed relied upon by the Lender and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Loan Parties have fulfilled all of their Obligations to the Lender (other than contingent obligations as to which no claim has been asserted), and the Lender has been paid in full in cash. The Lender, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

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9.11 Time of Essence. Time is of the essence in making payments of all amounts due the Lender under this Agreement and in the performance and observance by the Loan Parties of each covenant, agreement, provision and term of this Agreement.

9.12 Counterparts; pdf Signatures. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by pdf or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by the Lender shall be deemed to be originals thereof.

9.13 Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Lender), protect, indemnify, exonerate and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including the reasonable disbursements and fees of counsel for each Indemnified Party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any Law, including securities laws, commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including the making or issuance and management of the Loan, the use or intended use of the proceeds of the Loan, the enforcement of the Lender’s rights and remedies under this Agreement, the Note, any of the other Loan Documents, any other instruments and documents delivered hereunder, or under any other agreement between a Loan Party and the Lender; provided, however, that the Loan Parties shall not have any obligations hereunder to any Indemnified Party with respect to matters determined by a court of competent jurisdiction by final and nonappealable judgment to have been caused by or resulting from the willful misconduct, gross negligence, or bad faith of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Loan Parties shall satisfy such undertaking to the maximum extent permitted by Applicable Law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and failing prompt payment, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Loan Parties, shall be added to the Obligations and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

9.14 Revival and Reinstatement of Obligations. If the payment of the Obligations by any Obligor or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any Law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all Attorney Costs of the Lender, the Obligations shall automatically be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

19

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the Effective Date set forth above.

BORROWER:		THE ARENA GROUP HOLDINGS, INC., a Delaware corporation

	By:	/s/ Paul Edmonson
Paul Edmondson, Chief Executive Officer

LENDER:		RENEW GROUP PRIVATE LIMITED, a private limited company registered under the laws of Singapore

	By:	/s/ Ravinder Sajwan
Ravinder Sajwan, Chief Executive Officer

Signature Page to Loan Agreement

EXHIBIT A

DEFINED TERMS

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with, such Person. For purposes of Sections 3.10 (ERISA), 5.1(e) (as it relates to any Plan subject to ERISA) and 5.3(e) (ERISA Compliance), “Affiliate” instead means, within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) any member of a controlled group which includes the Borrower, (ii) any trade or business, whether or not incorporated, under common control with the Borrower, and (iii) any member of an affiliated service group which includes the Borrower.

“Agreement” means the Agreement, including the Exhibits and Disclosure Schedule attached hereto, as originally executed, or if this Agreement is amended, varied, restated or supplemented from time to time, as so amended, varied, restated or supplemented.

“Applicable Interest Rate” means, for any day, the rate per annum equal to ten percent (10.0%).

“Applicable Law” means all Laws applicable to the Person or matter in question.

“Attorney Costs” means, with respect to any Person, all reasonable fees and expenses of any counsel (including, paralegals) to such Person, the reasonable allocable cost of internal legal services of such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

“Authorized Officer” means an individual who is an authorized officer of a Person, as applicable.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, NY.

“Closing Date” means August 7, 2026.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all right, title and interest of the Borrower and each of the Guarantors in, to and under all present and future assets of the Borrower and each Guarantor, including accounts, inventory, equipment, intellectual property, general intangibles, deposit accounts, securities accounts, investment property, Subsidiary equity interests, all intercompany promissory notes, and the products and proceeds of any of the foregoing.

“Collateral Assignment of Company Interest” means an assignment executed and delivered to the Lender by the Borrower or a Guarantor which assigns to the Lender the Borrower’s or the Guarantor’s (as applicable) rights, title and interests in and to the Borrower’s or the Guarantor’s (as applicable) equity ownership in a Guarantor, which assignment is in form and substance reasonably acceptable to the Lender.

“Control Agreement” means an agreement among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance reasonably acceptable to the Lender.

“Copyright Security Agreement” means an agreement between one (1) or more of the Loan Parties and the Lender which grants in favor of the Lender a security interest in the affected Loan Party’s Copyrights and Copyright Licenses (as each of the foregoing terms is defined in the Security Agreement) constituting Collateral, which agreement is in form and substance reasonably acceptable to the Lender.

“Default Rate” has the meaning set forth in Section 2.6.

“EBITDA” means, for any period of calculation thereof, net income plus the sum of the following (without duplication) to the extent deducted in the computation of such net income: (a) interest, (b) taxes, (c) depreciation, (d) amortization, (e) documented fees and expenses incurred in connection with this Agreement and the other Loan Documents, including any actual or proposed amendments or waivers, and (f) non-cash losses or expenses.

“EBITDAR” means, for any period of calculation thereof, net income plus the sum of the following (without duplication) to the extent deducted in the computation of such net income: (a) interest, (b) taxes, (c) depreciation, (d) amortization, (e) restructuring and rent expense, (f) documented fees and expenses incurred in connection with this Agreement and the other Loan Documents, including any actual or proposed amendments or waivers, and (g) non-cash losses or expenses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“Event of Default” means any of the events or conditions which are set forth in Section 6.

“Excluded Taxes” means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) any backup withholding Taxes that is required by the Code to be withheld from amounts payable to the Lender to the extent the Lender is not organized under the Laws of the United States, any State or the District of Columbia.

“Existing Loan Balance” means the sum of NINETY-EIGHT MILLION SEVEN HUNDRED TWENTY-ONE THOUSAND NINE HUNDRED THIRTY-THREE DOLLARS ($98,721,933), which is the aggregate amount of the indebtedness owed by the Borrower to the Lender under the Original Notes as of the Effective Date.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 5.2(a)(i).

“GAAP” means generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” and “Guarantors” means, respectively, each of and collectively: The Arena Platform, Inc., a Delaware corporation; TheStreet, Inc., a Delaware corporation; The Arena Media Brands, LLC, a Delaware limited liability company; College Spun Media Incorporated, a New Jersey corporation; Athlon Sports Communications, Inc., a Tennessee corporation; TravelHost LLC, a Michigan limited liability company; Athlon Holdings, Inc., a Tennessee corporation; and each other Subsidiary of the Borrower and each other Person which becomes a guarantor with respect to the Obligations.

“Guaranty” means that certain Continuing Unconditional Guaranty dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Indebtedness” with respect to any Person means and includes, without duplication, (a) all items which, in accordance with GAAP, would be included as a liability on the balance sheet of such Person, (b) the face amount of all banker’s acceptances and of all letters of credit issued by any bank for the account of such Person and all drafts drawn thereunder to the extent unreimbursed, (c) the total amount of all indebtedness secured by any Lien to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby has been assumed by such Person, and (d) the total amount of all indebtedness and obligations of others that such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (i) to advance or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (ii) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.

“Indemnified Party” means the Lender and its Related Parties.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvent” or “Insolvency” means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; liquidation; termination of existence; “insolvent” or “insolvency” within the meaning of the United States Bankruptcy Code or other applicable statute; such Person’s inability to pay its debts as they come due or failure to have adequate capital to conduct its business; such Person’s failure to have assets having a fair saleable value net of any cost to dispose of such assets in excess of the amount required to pay the probable liability on its then existing debts (including unmatured, unliquidated and contingent debts); appointment of a receiver of any part of the property of, execution of a trust mortgage or any assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such Person, or the offering of a plan to creditors or such Person for composition or extension, except for any involuntary proceeding commenced against such Person which is dismissed within 60 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a capital lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means this Agreement, the Note, the Guaranty, the Security Agreement, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, each Collateral Assignment of Company Interest, each Control Agreement, and any and all such other instruments, documents, certificates, assignments and agreements from time to time executed and delivered by any Obligor or any other Person for the benefit of the Lender in connection with the Obligations or the transactions contemplated hereby, and all amendments, restatements, supplements and other modifications thereto.

“Loan Party” and “Loan Parties” mean, respectively, each of and collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means a material and adverse effect on the business, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole.

“Maturity Date” has the meaning set forth in Section 2.2.

“Note” has the meaning set forth in Section 2.1.

“Obligations” means the Loan, all interest accrued thereon (including interest which would be payable as post-petition in connection with any bankruptcy or similar proceeding, whether or not permitted as a claim thereunder), any fees due the Lender hereunder, any expenses incurred by the Lender hereunder, including without limitation, all liabilities and obligations under this Agreement, under any other Loan Document, and any and all other liabilities and obligations owed by the Borrower to the Lender from time to time under the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all renewals, extensions, restatements or replacements of any of the foregoing.

“Obligor” and “Obligors” mean, respectively, each of and collectively, the Borrower and each Guarantor.

“Organizational Documents” means the following as applicable: (a) with respect to a corporation, articles of incorporation, certificate of incorporation and bylaws, (b) with respect to a limited liability company, articles of organization, certificate of formation, operating agreement and limited liability company agreement, (c) with respect to a partnership, a partnership agreement, and (d) with respect to a trust, a trust agreement.

“Original Notes” means all of the following promissory notes evidencing Obligations owed by the Borrower to the Lender (as the assignee of BRF Finance Co., LLC) in the aggregate amount of the Existing Loan Balance:

(a) Note No. R-1 dated June 10, 2019, made by theMaven, Inc. (now known as The Arena Group Holdings, Inc.), and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $20,000,000.00;

(b) Note No. R-2 dated June 14, 2019, made by theMaven, Inc., (now known as The Arena Group Holdings, Inc.), and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $68,000,000.00;

(c) Second Amended and Restated Promissory Note No. R-3 dated August 27, 2019, made by theMaven, Inc. (now known as The Arena Group Holdings, Inc.), and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $53,692,634.91;

(d) Third Amended and Restated Promissory Note No. R-4 dated October 8, 2019, made by theMaven, Inc. (now known as The Arena Group Holdings, Inc.), and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $49,921,344.31;

(e) Delayed Draw Term Note No. R-5, dated March 24, 2020 made by theMaven, Inc. (now known as The Arena Group Holdings, Inc.), and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $12,000,000.00;

(f) Third A&R Note No. 1, dated December 15, 2022 made by The Arena Group Holdings, Inc., and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $36,000,000.00;

(g) 2023 Note No. 1, dated August 31, 2023 made by The Arena Group Holdings, Inc., and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $5,000,000.00;

(h) Incremental 2023 Note No. 2 dated September 29, 2023, made by The Arena Group Holdings, Inc., and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $1,000,000.00; and

(i) Second Incremental 2023 Note No. 3 dated November 27, 2023, made by The Arena Group Holdings, Inc., and payable to Renew Group Private Limited as assignee of BRF Finance Co., LLC, in the original principal amount of $2,000,000.00.

“Other Taxes” means any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any of the other Loan Documents.

“Patent Security Agreement” means an agreement between one (1) or more of the Loan Parties and the Lender which grants in favor of the Lender a security interest in the affected Loan Party’s Patents and Patent Licenses (as each of the foregoing terms is defined in the Security Agreement) constituting Collateral, which agreement is in form and substance reasonably acceptable to the Lender.

“Permitted Indebtedness” means Indebtedness consisting of:

(a) the Obligations and any other Indebtedness of the Borrower to the Lender;

(b) trade payables not then more than sixty (60) days overdue incurred in the ordinary course of the Borrower’s business;

(c) Indebtedness in respect of Taxes or levies and claims for labor, materials and supplies to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.3(c);

(d) Indebtedness consisting of purchase money financing of capital assets to the extent such Indebtedness does not exceed $50,000 annually;

(e) Indebtedness outstanding at the date of this Agreement, but solely to the extent described on the Disclosure Schedule;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guaranties and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness owing from any Loan Party to any other Loan Party; and

(h) Indebtedness in an aggregate principal amount not exceeding ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000) at any time outstanding.

“Permitted Liens” means:

(a) Liens in favor of the Lender;

(b) Liens for Taxes, to the extent that payment of the same is not required in accordance with the provisions of Section 5.3(c);

(c) Liens securing Indebtedness described in clause (d) of the definition of Permitted Indebtedness, provided that such Liens are or were given solely to secure the purchase price of the assets being financed, do not extend to any other property or assets of the Borrower other than any proceeds of such property or assets, and are or were given at the time of acquisition of the assets;

(d) Liens incurred or deposits made in the ordinary course of the Borrower’s business in connection with workers’ compensation, unemployment insurance, social security and other similar laws;

(e) Liens of mechanics, laborers, materialmen, carriers and warehousemen arising by operation of law to secure payment for labor, materials, supplies or services and statutory Liens of landlords, in each case incurred in the ordinary course of the Borrower’s business, but only if the payment thereof is not at the time required and such Liens do not, individually or in the aggregate, materially detract from the value or limit the use of any property subject thereto;

(f) Liens outstanding at the date of this Agreement, but solely to the extent described on the Disclosure Schedule;

(g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more deposit or securities accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks or securities intermediary or securities intermediaries with which such accounts are maintained, securing amounts owing to such bank or banks or securities intermediary or securities intermediaries with respect to such accounts;

(i) Liens securing judgments for the payment of money (or appeal or surety bonds relating to such judgments); and

(j) Without duplication, “Permitted Encumbrances” (as the foregoing term is defined in the Security Agreement).

“Person” means any natural person, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means each “employee pension benefit plan” and each “employee welfare benefit plan” (each as defined in ERISA) maintained by the Borrower or its Affiliates.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender, as it may be amended, restated, modified or supplemented and in effect from time to time.

“Subsidiary” and “Subsidiaries” mean, respectively, with respect to any Person, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships, joint ventures or other entities of which or in which such Person owns, directly or indirectly, such number of outstanding equity interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Borrower.

“Taxes” means any and all present or future Taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Total Net Leverage Ratio” has the meaning set forth in Section 5.2(b)(i).

“Trademark Security Agreement” means an agreement between one (1) or more of the Loan Parties and the Lender which grants in favor of the Lender a security interest in the affected Loan Party’s Trademarks and Trademark Licenses (as each of the foregoing terms is defined in the Security Agreement) constituting Collateral, which agreement is in form and substance reasonably acceptable to the Lender.

“UCC” means the Uniform Commercial Code in effect in the State of Michigan from time to time or, when the Laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.